Exhibit 99.(a).(1).(I)

XETA Technologies Stock Option Exchange Program

Login Instruction Sheet

•                  Login to the Company’s intranet website “myXETA” at www.myxeta.com.

•                  On the Home Page, click “STOCK OPTION EXCHANGE PROGRAM” which takes you to the Exchange Program website.

•                  The Welcome and Information page provides links to information about the Exchange Program.

•                  When you are ready to proceed, click “Start Stock Option Exchange Process” at the bottom of the Welcome and Information page.

•                  The next screen is the Login Screen.  Enter your PIN# and click “Continue”.

This is the PIN# assigned to you specifically for the Exchange Program.  Your PIN# was included in the email to you announcing the commencement of the Exchange Program.  It is also on the first page of the cover letter mailed to your home with the packet of materials for the Exchange Program.

•                  You will now have access to the online Election Instructions/Withdrawal Instructions and your personalized Election Form which lists your Eligible Options.  To make an election or withdraw or change a previously submitted election, follow the instructions displayed onscreen.